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                                                                    EXHIBIT 10.2



June 25, 1996



Mr. John P. McGillicuddy
17 Somerset Avenue
Garden City, NY 11530

Dear Mr. McGillicuddy:

        This letter is to confirm the agreement between you ("Employee") and UNICCO Service Company ("Employer"), concerning your employment to commence immediately following the closing of UNICCO's purchase of the Ogden Services Corporation's Facility Service business.

1.      EMPLOYMENT AND DUTIES

        Employer hereby employs Employee as Chief Operating Officer. Employee agrees to perform such services consistent with Employee's position as shall, from time to time, be assigned to Employee by the Employer and which are customary to such office and necessary to the operations of the Employer. Employee shall use Employee's best efforts to promote the interest of Employer and shall devote Employee's full business time, energy and skill to the business and affairs of Employer during the Term set forth below; provided, however, Employer agrees that Employee may devote whatever time is reasonably required by Ogden Services Corporation in the furtherance of the sale of the New York Region on behalf of Ogden Services Corporation. Employer agrees that Employee is not required to relocate his family to Boston until June, 1997, and that Employee will not be required to further relocate outside of the Boston area during the balance of the Term.

2.      TERM OF EMPLOYMENT

        The term of Employee's employment hereunder ("Term") shall commence on the next business day following Employer's closing of the purchase of the OSC business, and shall continue for a period of three years thereafter unless terminated earlier as provided in paragraph 4 of this agreement.

3.      COMPENSATION

        As compensation for Employee's services hereunder, Employer agrees to provide the following compensation and benefits to employee:

        a) SALARY. Employee shall receive a base annual salary at the rate of $325,000 for year one, $350,000 for year two and $375,000 for year three.





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        b)     FRINGE BENEFITS. During the Term, Employee shall be entitled to use of a company car or a car allowance of $700 per month plus all gas, maintenance, and oil expenses, car insurance and other fringe benefits as are now, or hereafter may be, established by Employer for the benefit of the senior executives of Employer (collectively "Fringe Benefits") subject, however, to the provisions of the various benefit plans and programs in effect from time to time; provided, however, that the fringe benefits, if revised by Employer, shall not, when viewed as a whole, be of lesser value to Employee than what presently exists.

        c) VACATION. Employee shall be entitled to four weeks of paid vacation each year during the Term.

        d) BONUS. Employee shall be eligible for a bonus according to an incentive plan to be implemented by Employer, modeled after the Ogden Services Corporation's plan. The plan will run on a year-to-year basis from July 1 to the following June 30. The measurement to be used will be a pre-debt service operating income plan that will be agreed to by Employer and the Employee for the fiscal year. Your incentive target for each year during the Term will be $150,000. The Company reserves the right to modify or change this plan from year to year but will not do so without installing a new plan of at least equal potential value for on plan performance.

        e) LONG TERM INCENTIVE PLAN. In the event the Company institutes a long term incentive plan, Employee will participate as a senior manager. Such a plan is under consideration.

        f) RELOCATION COSTS. Employer will reimburse Employee (on a net after-tax basis) up to $75,000 for out-of-pocket costs and expenses associated with selling his present home, moving expenses (including packing and storage costs) and closing costs associated with purchasing a new home in the Boston area. Such costs will include without limitation real estate commissions, transfer fees and other costs normally paid by seller, closing costs in connection with the new home, bridge loan expenses, and points for any loan origination fee in connection with obtaining a mortgage for Employee's new home.

        g) EXPENSES. Except as otherwise herein provided, Employer agrees to reimburse Employee's reasonable business expenses, including Employee's travel, meal and lodging expenses in and to Boston during the first year of the Term.

        h) STOCK OPTIONS. In the event that Employer should register its securities in a public offering during the Term, Employer agrees that Employee will be included in any incentive stock option plan adopted by Employer.

4.      TERMINATION





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        a)     This Agreement may be terminated on written notice for either of the following reasons:

               (i)     The death of the Employee; or
               (ii) The physical or mental disability of Employee to such an extent that Employee is unable to render services to Employer for a continuous period exceeding one hundred eighty (180) days.

        b) In the event that Employer terminates this Agreement due to Employee's death or disability, Employee or his estate, as the case may be, shall be paid Employee's salary and shall continue to receive all accrued Fringe Benefits hereunder through the end of the month in which the termination event occurs.

        c) Employer shall have the right at any time, by written notice to Employee to terminate this Agreement immediately for "cause", which for purposes of this Agreement shall be defined as:

               (i) Employee's conviction of any act which constitutes a felony under federal, state or local laws or the law of any foreign country;
               (ii) Employee's failure or refusal to adequately perform Employee's duties and responsibilities hereunder in accordance with the reasonable directions of the Board of Directors of Employer which failure or refusal is within his reasonable control and is not cured by Employee within thirty (30) days of Employee's receipt of written notice thereof from Employer's Board of Directors; provided, however, that if any such failure or refusal to adequately perform Employee's duties and responsibilities hereunder cannot reasonably be cured within thirty (30) days of Employee's receipt of written notice thereof, Employer may not terminate Employee pursuant to this paragraph 4(c)(ii) if Employee has taken appropriate action to commence the cure of any such breach within a ten (10) day period and completes the cure within a reasonable period of time thereafter.
               (iii) Employee's dishonesty which materially adversely affects the business of Employer;

               (iv) Employee's failure to cure any other material breach of this Agreement within thirty (30) days of receipt of a written notice from Employer specifying such breach.

        d) In the event Employer terminates this Agreement for "cause", Employee shall be paid Employee's salary and shall receive all Fringe Benefits through the date of termination. Employee shall not receive any further payments or benefits hereunder.

        e) In the event of any dispute relating to whether Employee was properly terminated for "cause" by Employer, such dispute shall be arbitrated in accordance with the



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               rules of the American Arbitration Association in Boston,
               Massachusetts, and the losing party shall pay the attorneys fees of the winning party to such arbitration.

        f) Upon termination of this Agreement, Employee shall promptly return all of Employer's property to Employer.

        g) Upon termination of Employee's employment for any reason, Employee shall tender Employee's resignation from any Board of Directors on which Employee is then serving in connection with his services hereunder.

        h) Employer acknowledges that Employee has executed an Employment Agreement with Ogden Services Corporation which extends to May 1, 2003, and that Ogden Services Corporation has released Employee from its contract for the Term of this Agreement. Employer further acknowledges that Employee may elect to return to Ogden Services Corporation's employ at the end of the Term if a mutually satisfactory arrangement has not been reached between Employer and Employee. Employer acknowledges that Employee will remain on Ogden Services Corporation's payroll during the Term in order not to cause a break in service.

5.      CONFIDENTIAL INFORMATION

        a) Employee will not either during his employment by Employer or within two (2) years thereafter disclose, use or make known for his or another's benefit, any confidential information, knowledge, or data of Employer or any affiliate of Employer.

        b) Immediately upon the termination of his employment with Employer, Employee shall deliver to Employer all copies of data, information and knowledge, including, without limitation, all documents, blueprints, photographs, correspondence, notebooks, reports, computer programs, price lists, customer lists, samples, lists of suppliers and craftsmen, designs, names of full-time and part-time employees, free-lance workers and consultants, and all other materials and copies thereof relating in any way to the business of Employer in any way obtained by Employee in connection with his employment with Employer.

6.      SURVIVAL

        Employee's duties under paragraph 5 of this Agreement shall survive the termination of this Agreement and the termination of Employee's employment with Employer. Employee acknowledges that a remedy at law for any breach or threatened breach by Employee of the provisions of this Agreement may be inadequate, and Employee therefore agrees that Employer shall be entitled to injunctive relief in case of any such breach or threatened breach.

7.      ENTIRE UNDERSTANDING; GOVERNING LAW





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        This Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within Massachusetts.

8.      MODIFICATIONS

        This Agreement may not be amended, modified, canceled, discharged, extended or changed except by an agreement in writing signed by the party against whom enforcement of any such amendment, modification, cancellation, discharge, extension or change is sought.















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9.      LEGAL FEES

        Employer agrees to reimburse Employee's reasonable legal fees at normal hourly rates in connection with the negotiation of this agreement.


        Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this letter.

UNICCO Service Company


By: /s/ GEORGE A. KECHES                     Date:   June 26, 1996
   ____________________________


Agreement Confirmed:


By: /s/ JOHN P. McGILLICUDDY                 Date:   June 25, 1996
   ___________________________
   Employee






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